UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

(Amendment No.      )

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☒	Soliciting Material Pursuant to Section 240.14a-12

TEXAS INDUSTRIES, INC.

(Name of Registrant as Specified in Its Charter)

SHAMROCK ACTIVIST VALUE FUND, L.P.

SHAMROCK ACTIVIST VALUE FUND IV, L.P.

SHAMROCK ACTIVIST VALUE FUND GP, L.L.C.

SHAMROCK PARTNERS ACTIVIST VALUE FUND, L.L.C.

SHAMROCK CAPITAL ADVISORS, INC.

SHAMROCK HOLDINGS OF CALIFORNIA, INC.

SHAMROCK HOLDINGS, INC.

STANLEY P. GOLD

DENNIS A. JOHNSON

MARJORIE L. BOWEN

GARY L. PECHOTA

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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SHAMROCK ACTIVIST VALUE FUND, L.P.

4444 W. Lakeside Drive

Burbank, CA 91505

August [    ], 2009

To Our Fellow Texas Industries Shareholders:

The Shamrock Activist Value Fund, L.P. believes it is time for significant changes at Texas Industries. We are a substantial investor in Texas Industries, holding approximately 10.2% of the outstanding stock together with our parallel investment fund, and therefore believe our economic interests are directly aligned with yours. We believe Texas Industries’ performance will continue to underperform its peers if the status quo continues. In our view, the current board of directors is insular and dominated by its current chairman of the board and former chief executive officer, Robert D. Rogers. We believe a fully functioning, independent board of directors, committed to appropriate governance principles, is necessary for the restoration and creation of value for all Texas Industries’ shareholders.

Accordingly, we are nominating three highly qualified and independent candidates for election to the board of directors and are proposing three corporate governance shareholder proposals at the 2009 annual meeting of shareholders. Our three nominees are: Marjorie L. Bowen, a former Managing Director of Houlihan Lokey Howard & Zukin; Dennis A. Johnson, CFA, portfolio manager of the Shamrock Activist Value Fund and a member of the Securities and Exchange Commission Investor Advisory Committee; and Gary L. Pechota, President and CEO of DT-Trak Consulting, Inc. and former President and CEO of Giant Cement Holding, Inc. In addition, we are asking shareholders to consider and approve three shareholder proposals requesting that the Board of Directors: (1) declassify the Board of Directors to provide for the annual election of all directors; (2) implement majority voting in uncontested director elections; and (3) submit Texas Industries’ Poison Pill to a shareholder vote. [Detailed information about our nominees and our three shareholder proposals is included in the proxy statement accompanying this letter, which we encourage you to read.]

We have repeatedly requested a meeting with the Governance Committee of the board to discuss our concerns about Texas Industries’ corporate governance practices and policies. Our requests, however, have thus far been denied, most recently in a meeting on August 3, 2009 with Robert D. Rogers and Mel G. Brekhus, Texas Industries’ current chief executive officer. At that meeting, Mr. Rogers summarily dismissed our request that the Governance Committee meet our three director nominees and stated that he believed such a meeting was not necessary. His dismissal was not based on the merits of our nominees, but instead appeared rooted in Mr. Rogers’ personal opinion that our three nominees are not sufficiently independent because they were nominated by a shareholder, and not by him and the current directors. Moreover, he suggested that all of the incumbent directors would isolate and seek to marginalize any of our nominees that are elected to the board.

Mr. Rogers’ apparent usurpation of the role of the Governance Committee, and his characterization of the other directors’ views towards our nominees are particularly alarming given that (a) we submitted our nominations and all required supporting information more than a month ago, as required by Texas Industries’ advance notice bylaw provisions, and (b) the Governance Committee’s charter states that among the Committee’s responsibilities is to “consider and evaluate shareholder nominees for election to the board.”

If you believe it is time to send a clear message to Mr. Rogers and the rest of the board that the shareholders are the true owners of Texas Industries, and if you believe, as we do, that change is sorely needed and overdue at Texas Industries to restore and create shareholder value, please vote the WHITE proxy card FOR our nominees and FOR our shareholder proposals. We believe that the election of our nominees will also initiate a focused dialogue regarding fundamental operational improvements, board and management accountability, and appropriate corporate governance standards, for the benefit of all Texas Industries’ shareholders.

If you believe the current board has not adequately represented your interests and that the Company’s operating results and current stock price do not reflect the true value of your investment in Texas Industries, please join with us by sending a loud and unmistakable message at this year’s annual meeting of shareholders that you support change. Please vote FOR our three nominees and our three shareholder proposals by signing, dating and mailing your WHITE proxy card in the enclosed postage pre-paid envelope, or by following the telephone or internet voting instructions enclosed thereon. Please act promptly.

If you have any questions or need assistance in voting, please contact MacKenzie Partners, Inc. at (800) 322-2885 (toll-free) or by email at savf-txi@mackenziepartners.com.

Sincerely, SHAMROCK ACTIVIST VALUE FUND, L.P.

By:	Shamrock Activist Value Fund GP, L.L.C., its general partner

By:	Shamrock Partners Activist Value Fund, L.L.C., its managing member

By:	/s/ Dennis A. Johnson
Dennis A. Johnson, CFA, Vice President

Please discard and do not sign or return any blue proxy card sent to you by or on behalf of Texas Industries, Inc. If you previously signed and returned a blue proxy card or voted by telephone or internet using the voting instructions on the blue proxy card, you have every right to change your vote by signing, dating and returning a WHITE proxy card TODAY!

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Shamrock Activist Value Fund, L.P., a Delaware limited partnership (“SAVF”), has filed a preliminary proxy statement and related materials with the Securities and Exchange Commission (“SEC”) in connection with the proposed solicitation of proxies to elect SAVF’s nominees to the Board of Directors of Texas Industries, Inc. and to adopt and approve SAVF’s three shareholder proposals at the 2009 Annual Meeting of Shareholders of Texas Industries, Inc. (the “2009 Annual Meeting”). Texas Industries shareholders should read SAVF’s proxy statement and its other publicly-filed proxy materials as they become available, because they contain important information.

SAVF, Shamrock Activist Value Fund IV, L.P. (together with SAVF, the “Shamrock Activist Value Fund”), Marjorie L. Bowen, Dennis A. Johnson, Gary L. Pechota, Stanley P. Gold, Shamrock Activist Value Fund GP, L.L.C., Shamrock Partners Activist Value Fund, L.L.C., Shamrock Capital Advisors, Inc., Shamrock Holdings of California, Inc. and Shamrock Holdings, Inc. are participants (collectively, the “Participants”) in the solicitation of proxies for use at the 2009 Annual Meeting. Information regarding the Participants is contained in SAVF’s preliminary proxy statement, in the Soliciting Materials filed pursuant to Rule 14a-12 in connection with the proposed solicitation (the “14a-12 Filings”) and in the filings on Schedule 13D relating to the Shamrock Activist Value Fund’s investment in Texas Industries, Inc. (the “13D Filings”). The 14a-12 Filings, 13D Filings and all proxy materials filed by the Shamrock Activist Value Fund with the SEC are or upon filing will be available without charge at the SEC’s website at www.sec.gov. In addition, the Shamrock Activist Value Fund will provide copies of SAVF’s definitive proxy materials for the 2009 Annual Meeting without charge upon request. Except as disclosed in SAVF’s proxy materials for the Annual Meeting, none of the Participants has a direct or indirect interest, by security holdings or otherwise, in the matters subject to the proxy solicitation.